Exhibit 10.10

January 28, 2005

 Clinical Data Sales & Service, Inc.
2 Thurber Boulevard Smithfield, Rhode Island 02917

Re:     Sixth Amendment

Gentlemen:

Clinical Data Sales & Service, Inc., a Delaware corporation (“Borrower”) and LaSalle Business Credit, LLC, a Delaware limited liability company, (“Lender”) have entered into that certain Loan and Security Agreement dated March 31, 2003 (the "Security Agreement").  From time to time thereafter, Borrowers and Lender may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement").   Borrowers and Lender now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     The Agreement hereby is amended as follows:

(a)     Subparagraph (4)(c)(v) of the Agreement is deleted in its entirety and the following is substituted in its place:

(v)      Transaction Fee: Borrower shall pay to Lender a transaction fee of Five Hundred and No/100 Dollars ($500.00) with respect to internal costs and expenses (in addition to any reimbursable out-of-pocket costs and expenses of Lender, which fee shall be fully earned and payable on the date of this Amendment.

(b)      Subparagraph 13(e) of the Agreement is deleted in its entirety and the following is substituted in its place:

(e)      Dividends and Distributions.

No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Borrower is a corporation) or on account of any equity interest in such Borrower (if such Borrower is a partnership, limited liability company or other type of entity). Notwithstanding the foregoing, and provided that (i) each such dividend payment is permitted under all applicable laws and (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment, (w) each Borrower may declare and pay to such Borrower’s Parent such dividends as are necessary to reimburse Parent for all expenses incurred on behalf of such Borrower and (x) Borrowers may declare and pay to Borrower’s Parent dividends in an amount sufficient for Parent to pay quarterly dividends of $0.03 per share so long as (y) the amount of such dividends so declared and paid shall not, in any case, exceed Six Hundred Thousand and No/100 Dollars ($600,000.00) in the aggregate in any Fiscal Year and (z) after giving effect to such payment, Borrowers shall have Excess Availability of at least $1,000,000.00.

2.      This Amendment shall not become effective until fully executed by all parties hereto.

3.      Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement thereto hereby is ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

LASALLE BUSINESS CREDIT, LLC

By_______________________________

Title______________________________

ACKNOWLEDGED AND AGREED TO this 7th day of February, 2005:

CLINICAL DATA SALES & SERVICE, INC.

By__________________________

Title _______________________